Exhibit 99.1

CENTURY ALUMINUM COMPANY ANNOUNCES
PRICING OF $250 MILLION OF SENIOR SECURED NOTES

CHICAGO, IL - June 18, 2020 - Century Aluminum Company (NASDAQ: CENX) (“Century”) today announced the pricing of its previously announced private offering of $250,000,000 aggregate principal amount of senior secured notes due 2025 (the “New Notes”). The New Notes will be issued at a price equal to 99.0% of their face value. The New Notes will pay interest semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2021, at a rate of (i) 10.00% per annum in cash and (ii) 2.00% per annum in the form of additional notes or in cash, at Century’s option. The New Notes will mature on July 1, 2025, unless earlier redeemed or repurchased. The sale of the New Notes is expected to close on July 1, 2020, subject to customary closing conditions.

Net proceeds from the sale of the New Notes, together with available cash on hand, will be used to finance the purchase of any and all of Century’s $250,000,000 outstanding principal amount of 7.50% Senior Secured Notes due 2021 (the “Existing Notes”) pursuant to Century’s previously announced cash tender offer for the Existing Notes (the “Tender Offer”) and the redemption of any Existing Notes not acquired in the Tender Offer.

The New Notes have been offered and are being sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”), to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act, and to certain institutional accredited investors in exempt transactions under the Securities Act. The New Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the New notes nor shall there be any sale of New Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

About Century Aluminum
Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century’s corporate offices are located in Chicago, Illinois. Visit www.centuryaluminum.com for more information.

Cautionary Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, without limitation, statements with respect to Century’s intention to complete the offering of the New Notes, the Tender Offer and the redemption of any Existing Notes not tendered in the Tender Offer. Forward-looking statements are statements about future events and are based on our current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved, and we do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Contact
Peter Trpkovski (Investors and media) 312-696-3112

Source: Century Aluminum Company